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AMENDMENT TO THE SUB-ADVISORY AGREEMENT

This Amendment to the Sub-Advisory Agreement (the “Amendment”) is entered into and effective this November 1, 2016 (“Effective Date”) by and between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the “Adviser”) and Pacific Investment Management Company LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser (individually, a “Party” and collectively, the “Parties”), entered into a Sub-Advisory Agreement, effective as of April 30, 2014 (the “Agreement”), wherein the Adviser appointed the Sub-Adviser, and the Sub-Adviser accepted the appointment, to provide investment management services with respect to one or more of the Funds as specified on Schedule A; and

WHEREAS, the Parties intend to amend certain provisions of the Agreement as well as Schedule A, as set out in this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Revisions to the Agreement

1.1	Section 3 – COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER. The following is added to the end of Section 3 of the Agreement as Section 3(c):

“Subject to any contrary provision herein, the Sub-Adviser shall have no obligation to perform service obligations retained by the Adviser, including but not limited to the following services: (a) shareholder services or support functions, such as the support and creation of a publicly available webpage, calculation of the Fund’s NAV, responding to shareholders’ questions about the Fund or its investments or strategies, or preparing and filing materials for distribution to the Fund’s shareholders, including offering documents, public filings and statistical information about the Fund and materials regarding the Fund’s performance or investments; (b) provision of legal, accounting or tax advice with respect to the Fund or its investments by the Sub-Adviser’s in-house legal, accounting or tax departments; (c) providing employees of the Sub-Adviser to serve as officers of the Fund, including Principal Executive Officer and Principal Financial Officer of the Fund; or (d) providing the Fund’s Chief Compliance Officer and associated staff or overseeing the Fund’s compliance program adopted pursuant to Rule 38a-1 under the 1940 Act, except to the extent that such oversight responsibilities are required to be performed by the Sub-Adviser under its compliance program adopted pursuant to Rule 206(4)-7 under the Advisers Act.”

1.2	Section 12 - NOTICES. Section 12 of the Agreement is hereby deleted in its entirety and replaced with the following:

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“12.	NOTICES.

Any notice that is required to be given by the Parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other Party, or transmitted by facsimile to the Parties at the following addresses or facsimile numbers, which may from time to time be changed by the Parties by notice to the other Party:

If to the Sub-Adviser:

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, CA 92660

Facsimile: 949-720-1376

Attention: General Counsel

E-mail: IMANotices@pimco.com

cc: Tom Nguyen, Account Manager

email: tom.nguyen@pimco.com

If to the Adviser:

Lincoln Investment Advisors Corporation

Chief Counsel – Funds Management

150 N. Radnor Chester Road

Radnor, PA 19341

Email: jill.whitelaw@lfg.com

2.	Revisions to the Schedules to the Agreement:

2.1	Schedule A, Fee Schedule. Schedule A of the Agreement is hereby deleted in its entirety and replaced with Schedule A to this Amendment.

3.

Full Force and Effect. Except as modified by this Amendment, the terms and conditions of the Agreement remain unchanged and in full force and effect. Commencing as of the Effective Date, all references to the term “Agreement” shall mean the Agreement as amended hereby.

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IN WITNESS WHEREOF, the Parties have caused this instrument to be signed by their duly authorized representatives, all as of the Effective Date.

LINCOLN INVESTMENT ADVISORS CORPORATION	PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

Name: /s/ Jayson Bronchetti	Name: /s/ Kimberly Keinke

Title: President	Title: Managing Director

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SCHEDULE A

Fee Schedule

The Adviser shall pay to the Sub-Adviser compensation for services rendered to the Managed Portion at an annual rate as follows and as set forth in Section 3 of the Agreement, as amended from time to time:

LVIP PIMCO Low Duration Bond Fund	Fees payable on the assets of the Managed Portion

REDACTED

If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated except that in the event services are terminated in the first three months, the Managed Portion shall be liable for the first three months’ fees.

The Managed Portion is comprised of all funds and assets, including cash, cash accruals, additions, substitutions and alterations which are subject to advice by the Sub-Adviser.

This fee schedule is based on the specific investment strategy of the Managed Portion. Any deviation from the investment strategy for the Managed Portion described in the Investment Guidelines, may result in a change in the foregoing fees.

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